                                 AMENDED AND RESTATED

                             CERTIFICATE OF INCORPORATION

                                          OF

                               INTUITIVE SURGICAL, INC.


     Lonnie M. Smith does hereby certify:

     1. He is the President and Chief Executive Officer of Intuitive Surgical, Inc., a corporation organized and existing under the laws of the state of Delaware.

     2. The original name of this corporation is Intuitive Surgical Devices, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 9, 1995.

     3. The Certificate of Incorporation of this Corporation is hereby amended and restated as follows:

                                          I

     The name of this corporation is Intuitive Surgical, Inc. (the "Corporation" or the "Company").

                                          II

     The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

                                         III

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                          IV

     A. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is eighty-five million (85,000,000) shares. Seventy-five million (75,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($0.001).
Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($0.001).

     B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                          V

     For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     A. (1) The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

          (2)  ELECTION OF DIRECTORS.

               a. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the public (the "Initial Public Offering") and during such time or times that the corporation is not subject to Section 2115(b) of the California General Corporation Law (the "CGCL"), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the Initial Public Offering (assuming the corporation is not subject to Section 2115(b) of the CGCL), the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Initial Public Offering (assuming the corporation is not subject to Section 2115(b) of the CGCL), the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Initial Public Offering (assuming the corporation is not subject to Section 2115(b) of the CGCL), the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders (assuming the corporation is not subject to Section 2115(b) of the CGCL), directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

               b. Prior to the Initial Public Offering and in the event that the corporation is subject to Section 2115(b) of the CGCL at any time, or from time to time, Section A.(2)a.

of this Article V shall not apply and all directors shall be designated of the same class, each director shall hold office until the next annual meeting and the directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.

               c. (i) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the corporation is subject to Section 2115(b) of the CGCL.

                    (ii) During such time or times that the corporation is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholders votes on the same principal among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. The candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          (3)  REMOVAL OF DIRECTORS.

               a.   During such time or times that the corporation is subject to
Section 2115(b) of the CGCL, subject to the rights of the holders of any series of Preferred Stock and the limitations imposed by law, the Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of the then-outstanding shares of voting stock of the corporation, entitled to vote at an election of directors (the "Voting Stock"); provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director's removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director's most recent election were then being elected.

               b. Following any date on which the corporation is no longer subject to Section 2115(b) of the CGCL, subject to the rights of the holders of any series of Preferred Stock and any limitations imposed by law, Section A.(3)a. above shall no longer apply and no director shall be removed without cause. Subject to the rights of the holders of any series of Preferred Stock and any limitations imposed by law, the Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of Voting Stock.

          (4) Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

     B. (1) Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

          (2) The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

          (3) No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent of stockholders in accordance with the Bylaws prior to the closing of the Initial Public Offering and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

          (4) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

          (5) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

                                          VI

     A. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware

General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General corporation Law, as so amended.

     B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.


                                         VII

     A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this
Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

     B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.

     The foregoing Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors.

     The foregoing Amended and Restated Certificate of Incorporation has been duly approved by the vote of the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law. The total number of outstanding shares of the Corporation entitled to vote on the amendment was ________ shares of Common Stock, ________ shares of Series A Preferred Stock,
________ shares of Series B Preferred Stock, ________ shares of Series C Preferred Stock and ________ shares of Series D Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the Common Stock and more than 50% of the Preferred Stock each voting separately as a separate class and more than 50% of the Common Stock and Preferred Stock voting together as a single class on an as-converted basis.

     I further declare under penalty of perjury under the laws of the state of Delaware that the matters set forth in this Amended and Restated Certificate of Incorporation are true and correct.



                                   ---------------------------------------------
_________, 1998                    Lonnie M. Smith
                                   President and
                                   Chief Executive Officer